 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of Celsion Corporation

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-174960, 333-183286, 333-198786, 333-193936, 333-205608, and 333-206789) and on Form S-8 (Nos. 333-139784, 333-145680, 333-183288, 333-207864) of Celsion Corporation, of our report dated March 24, 2017 with respect to the consolidated balance sheet of Celsion Corporation as of December 31, 2016, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended, which report appears in Celsion Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 24, 2017